Exhibit 99.1

In Preparation for Nasdaq Uplisting, Ecoark Holdings Appoints Jay Puchir CEO and Adds Former Walmart Treasurer Charles Rateliff as CFO

Restructuring to Streamline Parent Company and Focus Key Subsidiaries on Profitability; Founder Randy May to Remain Chairman of the Board

ROGERS, AR--(Marketwired - March 29, 2017) - Ecoark Holdings, Inc. (“Ecoark” or “Ecoark Holdings”) (OTCQX: EARK) today announced several key organizational changes to streamline parent company operations and focus key subsidiaries on attaining profitability as the company prepares to complete its application for uplisting on the Nasdaq Capital Market. As part of the restructure, the Ecoark board of directors has unanimously voted to appoint Jay Puchir CEO of Ecoark Holdings. Ecoark Founder Randy May will remain Chairman of the Board after nominating Jay Puchir to assume the CEO role. The company also elected former Walmart Treasurer Charles Rateliff CFO and Treasurer of Ecoark Holdings. The company’s CFO position has remained vacant since former CFO Yash Puri resigned in January 2017.

“Over the past 12 months, as a post-merger public company, we’ve successfully focused on fundraising and growth through acquisition. As we prepare for this critical next stage of the company and uplisting to Nasdaq, we’re proud to promote Jay as our new CEO to develop and execute our strategic growth plan and ensure we deliver maximum shareholder value,” commented Randy May, former CEO of Ecoark Holdings. “During his time as director of finance, secretary, and treasurer, Jay has been invaluable in helping Ecoark and our subsidiaries begin to adopt industry best practices. I’m looking forward to continuing to work closely with him as we enter this exciting next phase of the company’s maturation.”

Key Organizational Changes

In addition to appointing Jay Puchir CEO and Charles Rateliff CFO, Ecoark Holdings also announced two additional executive changes:

•	COO Roshan Weerasinghe was appointed as CEO, Pioneer Products, an Ecoark subsidiary, to focus full time on business development and not corporate operations; and

•	SVP of Business Development Gregg Hames will transition to his new role as VP of Professional Services, Zest Labs, an Ecoark subsidiary, moving from his role at Ecoark.

“Ecoark has rapidly and successfully transitioned from the development stage to a highly valuable collection of revenue-producing subsidiaries that solve major business challenges. We’re currently focused on improving our fundamentals, increasing sales through growth and acquisitions, and attaining profitability to maximize shareholder value,” said Puchir. “The fact that Charles is coming out of retirement to become CFO demonstrates his confidence in the company and the huge market opportunity in front of us. I’m looking forward to the opportunity to lead this highly dynamic organization with disruptive technologies through one of the most exciting processes in business.”

Jay Puchir has held executive roles at several companies prior to joining Ecoark Holdings. Most recently, he led Ecoark’s financial planning and analysis, treasury and secretary functions, and worked with the Corporate Controller with financial reporting. Jay began his career as an auditor and consultant with one of the Big 4 accounting firms, ultimately earning the position of Senior Manager. He then held the role of the Director of Finance/Controller at a state college, and then Associate Chief Financial Officer within a Fortune 100 healthcare organization. A licensed Certified Public Accountant, Jay received his Bachelor of Arts from the University of North Carolina at Chapel Hill and his Master of Business Administration from Rutgers University.

Charles Rateliff retired in 2005 from Walmart Stores as a Senior Vice President after a 25-year career. Following his retirement, he served as an independent consultant to several private investment groups. After receiving an MBA from the University of Arkansas, he was hired as an internal auditor for Walmart and within five years was promoted to Assistant Treasurer and later on, Treasurer. Over the course of his career at Walmart, Charles worked across several departments including compliance, risk management, profit sharing and associate benefits. Charles has been an independent member of the Ecoark Board of Directors since May 2016.

In addition to the aforementioned executive changes, the Board voted to increase the number of Directors from seven to nine and will immediately begin searching for two additional independent Directors to fill the vacancies.

About Ecoark Holdings Inc.

Founded in 2011, Ecoark Holdings, Inc. is a growth-oriented company based in the retail and logistics hub of Northwest Arkansas. Ecoark’s portfolio of technology solutions increase operational visibility and improve organizational transparency for a wide range of corporate clients.

Ecoark’s technologies fight waste in Operations, Logistics and Supply Chains across the evolving global economy. The company’s portfolio of companies and technologies work to integrate people, processes and data in order to overcome ingrained operational hurdles and create new revenue streams.

Ecoark’s vision is to expose the cycles of waste that reduce efficiency and cost effectiveness across the business landscape. Its strategically acquired subsidiaries have anticipated and responded to key economic factors impacting every business today. Ecoark addresses these vital economic factors through four active subsidiaries, Zest Labs, Eco3d, Pioneer Products, and Magnolia Solar. For more information, please visit www.ecoarkusa.com.

Forward Looking Statement

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern; adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Media Contact

Matthew Bretzius
FischTank Marketing and PR
Matt@fischtankpr.com

Investor Relations Contact

Randy May II
Investor Relations
479-259-2984
rsmay@ecoarkusa.com